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                                                                 Exhibit 99(b)

                            TXU Transition Bond Company LLC
                              Statement of Balances as of
                                   September 30, 2004


The balances in the sub-accounts on deposit with the trustee as of September 30, 2004:

                                       Series 2003-1             Series 2004-1

General Sub-Account                   $11,619,242.42             $15,221,810.65
Capital Sub-Account                   $ 1,359,379.19             $ 3,955,703.88
Overcollateralization Account         $         0.00             $         0.00



REP Deposit Account*        $1,725,947.14


* REP deposits are held in one account with a sub-ledger outlining the respective amount of each REP's deposit attributable to each series of bonds.